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Ford Motor Company August Retail Sales Surge to Highest Levels Since 2006

•	Ford Motor Company August U.S. retail sales increase 20 percent - best retail sales month since August 2006; total sales up 12 percent

•	Fusion sales achieve August sales record; strongest gains coming from the western region of the country

•	Led by Fiesta and C-MAX hybrids, Ford small car sales jump 30 percent, driving coastal and millennial retail share gains

•	F-Series sales top 70,000 vehicles for the second time this year

•	All-new Lincoln MKZ posts best-ever August sales

•	Ford announces 2013 fourth-quarter production of 785,000 vehicles, up 7 percent from 2012

DEARBORN, Mich., Sept. 4, 2013 - Ford Motor Company's August U.S. retail sales grew 20 percent - with total sales up 12 percent - for the best monthly retail performance since 2006.

With inventories remaining tight in several key segments, retail sales gains were broad-based. Car sales were up 15 percent, utilities up 16 percent and trucks up 30 percent. Ford continued to see strong growth in the coastal regions.

“Producing more Fusions at Flat Rock Assembly with its 1,400 new workers is a welcome opportunity, as Fusion showed great strength in August,” said Ken Czubay, Ford vice president, U.S. marketing, sales and service. “Small cars and hybrids continue to outpace the market in the coastal regions of the U.S., with Ford brand retail small car sales growing at more than three times the rate of the U.S. small car industry.”

Fusion had its best-ever August sales with 24,653 vehicles sold. Strongest growth for Fusion continues to be in the western region of the country, with retail sales up 63 percent.

Ford's overall small car sales - including Fiesta, Focus and C-MAX hybrids - were up 30 percent, with combined sales of 30,148 vehicles. C-MAX hybrids contributed 44 percent of Ford's small car growth in August. Fiesta sales increased 61 percent, for the best August Fiesta sales ever.

F-Series sales of 71,115 vehicles were up 22 percent, for the 25th consecutive monthly increase - and the second time this year sales have topped 70,000 vehicles. The last time F-Series had sales of more than 70,000 vehicles in two separate months in a calendar year was 2006.

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Lincoln MKZ sales were up 10 percent to 3,652 vehicles, for a best-ever August sales month. MKZ has now reported record sales for four of the last five months.

Ford also announced it will build 785,000 vehicles in the fourth quarter of 2013, a 7 percent increase (50,000 vehicles) from the fourth-quarter of 2012. Third-quarter production of 740,000 vehicles is unchanged from previous guidance.

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About Ford Motor Company

Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 177,000 employees and 65 plants worldwide, the company's automotive brands include Ford and Lincoln. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford and its products worldwide, please visit http://corporate.ford.com.

Contact:	Erich Merkle
313.806.4562
emerkle2@ford.com

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.